Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of BG Medicine, Inc. and the effectiveness of BG Medicine, Inc.’s internal control over financial reporting (which reports express an unqualified opinion on the consolidated financial statements and an adverse opinion on the effectiveness of BG Medicine, Inc.’s internal control over financial reporting because of a material weakness) dated March 18, 2013, appearing in the Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 20, 2013